EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

EchoStar Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 regarding the Employee Stock Purchase Plan of EchoStar Corporation and subsidiaries, of our report dated March 2, 2009, with respect to the consolidated balance sheets of EchoStar Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of EchoStar Corporation.

Our report refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

KPMG LLP
/s/ KPMG LLP

Denver, Colorado

September 30, 2009